Exhibit 21.1

SUBSIDIARIES OF ONCOSEC MEDICAL INCORPORATED

Name of Subsidiary	State or Other Jurisdiction of Incorporation or Organization
OncoSec Medical Australia Pty, Ltd.	Australia